Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Visionary Holdings Inc. of our report dated August 14, 2024, with respect to the consolidated balance sheet of Visionary Holdings Inc., and its subsidiaries as of March 31, 2024 and 2023, and the related consolidated statements of income and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years ended March 31, 2024 and 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, INC.

PCAOB ID 6781

Irvine, California

October 31, 2024